Exhibit 99.2

Transcript of Portion of June 14, 2005 Conference Call

During the Q3 call, we stated we would dramatically decrease total expenses as part of our plan to return to profitability.  On a pre-acquisition basis, our target spending for Q4 was $2.9 million versus fiscal 2004 fourth quarter spending of $3.6 million.  We did achieve our spending target of $2.9 million after subtracting the Acuitrek expenses of $300,000 and the additional non-operating costs of $500,000. Those non-operating costs consist of the reorganization of sales teams totaling $150,000, acquisition related expenses of $200,000, and the acquisition earn out and amortization expenses of $150,000.

For the next three quarters, we expect the total expense run rate to be $3.2 million per quarter which includes cost of revenues and operating costs, but excludes acquisition earn-out and amortization costs.

Under generally accepted accounting principals the company’s Q4 net loss was $948,000 or ($0.03) loss per share, compared to a $457,000 loss or ($0.02) loss per share in the prior year period. Excluding the non-operating costs I mentioned earlier, the company’s pro forma net loss for the quarter was $448,000 compared to a loss of $457,000 in the same period last year.

GAAP net loss for the year was $2.7 million or ($0.10) loss per share, compared to a loss of $1 million or ($0.05) loss per share in the prior year.

Pro forma loss for the year was $1.5 million, compared to a $525,000 loss last year.  The reconciliation of GAAP to Non-GAAP net loss is detailed in our press release.